Exhibit 99.1
INDEX TO FINANCIAL STATEMENTS

Audited Combined Financial Statements (As Restated)
Report of Independent Registered Public Accounting Firm	F-2
Combined Statements of Operations of the Post Cereals Business for the Fiscal Years Ended September 30, 2011, 2010 and 2009, as restated	F-3
Combined Statements of Comprehensive Income (Loss) of the Post Cereals Business for the Fiscal Years Ended September 30, 2011, 2010 and 2009, as restated	F-4
Combined Balance Sheets of the Post Cereals Business as of September 30, 2011 and 2010, as restated	F-5
Combined Statements of Cash Flows of the Post Cereals Business for the Fiscal Years Ended September 30, 2011, 2010 and 2009, as restated	F-6
Combined Statements of Ralcorp Equity of the Post Cereals Business for the Fiscal Years Ended September 30, 2011, 2010 and 2009, as restated	F-7
Notes to Combined Financial Statements of the Post Cereals Business, as restated	F-8

Report of Independent Registered Public Accounting Firm

To the Shareholder of Post Holdings, Inc:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, comprehensive income (loss), Ralcorp equity and cash flows present fairly, in all material respects, the financial position of Post Cereals Business at September 30, 2011 and 2010, and the combined results of their operations and their cash flows for each of the three years in the period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 1 to the combined financial statements, the Company has restated its 2011 financial statements to correct an error.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri
December 22, 2011, except for the effects of the restatement described in Note 1, the change in the presentation of comprehensive income (loss) described in Note 1, and the presentation of earnings (loss) per share described in Note 1, as to which the date is September 14, 2012, and except for the condensed combining financial information described in Note 19 and the subsequent events described in Note 20, as to which the date is November 9, 2012

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2011	2010	2009
	As Restated
	(In millions)

Net Sales	$968.2	$996.7	$1,072.1
Cost of goods sold	(516.6)	(553.7)	(570.8)
Gross Profit	451.6	443.0	501.3

Selling, general and administrative expenses	(239.5)	(218.8)	(272.7)
Amortization of intangible assets	(12.6)	(12.7)	(12.6)
Impairment of goodwill and other intangible assets	(566.5)	(19.4)	—
Other operating expenses, net	(1.6)	(1.3)	(0.8)
Operating (Loss) Profit	(368.6)	190.8	215.2

Intercompany interest expense	(51.5)	(51.5)	(58.3)
Other expense	(10.5)	2.2	—
(Loss) Earnings before Income Taxes	(430.6)	141.5	156.9
Income tax benefit (provision)	6.3	(49.5)	(55.8)
Net (Loss) Earnings	$(424.3)	$92.0	$101.1

(Loss) Earnings per share (Note 2):
Basic and Diluted	$(12.33)	$2.67	$2.94

Weighted-Average Common Shares Outstanding:
Basic and Diluted	34.4	34.4	34.4

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended September 30,
	2011	2010	2009
	As Restated
	(In millions)

Net (Loss) Earnings	$(424.3)	$92.0	$101.1
Pension and postretirement benefit adjustments, net of tax of $3.2, $2.8 and $(0.5), respectively	(5.3)	(4.8)	(0.4)
Foreign currency translation adjustments	1.1	3.1	(2.5)
Total Comprehensive (Loss) Income	$(428.5)	$90.3	$98.2

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
COMBINED BALANCE SHEETS

	September 30,
	2011	2010
	As Restated
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$1.7	$4.8
Receivable from Ralcorp	41.3	—
Receivables, net	10.1	66.0
Inventories	66.6	70.4
Deferred income taxes	3.8	3.5
Prepaid expenses and other current assets	4.0	2.3
Intercompany notes receivable	7.8	—
Total Current Assets	135.3	147.0

Property, net	412.1	445.9
Goodwill	1,366.2	1,794.1
Other intangible assets, net	748.6	899.9
Investment in partnership	60.2	60.8
Other assets	0.8	0.3
Total Assets	$2,723.2	$3,348.0

LIABILITIES AND RALCORP EQUITY
Current Liabilities
Short-term intercompany debt	$68.0	$—
Accounts payable	28.8	36.1
Other current liabilities	37.5	38.1
Total Current Liabilities	134.3	74.2

Long-term intercompany debt	716.5	716.5
Deferred income taxes	332.8	404.9
Other liabilities	104.9	90.7
Total Liabilities	1,288.5	1,286.3

Commitments and Contingencies

Ralcorp Equity
Net investment of Ralcorp	1,438.3	2,061.1
Accumulated other comprehensive (loss) income	(3.6)	0.6
Total Ralcorp Equity	1,434.7	2,061.7
Total Liabilities and Ralcorp Equity	$2,723.2	$3,348.0

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2011	2010	2009
	As Restated
	(In millions)
Cash Flows from Operating Activities
Net (loss) earnings	$(424.3)	$92.0	$101.1
Adjustments to reconcile net (loss) earnings to net cash flow provided by operating activities:
Depreciation and amortization	58.7	55.4	50.6
Impairment of goodwill and other intangible assets	566.5	19.4	—
Stock-based compensation expense	1.7	1.9	1.4
Equity in earnings of partnership	(4.2)	(2.2)	—
Distributions from partnership	2.0	—	—
Deferred income taxes	(69.0)	(11.1)	(16.1)
Other changes in current assets and liabilities, net
Decrease (increase) in receivables	55.6	14.8	(4.6)
Increase in receivable from Ralcorp	(41.3)	—	—
Change in due to/from Kraft Foods Inc.	—	(13.6)	62.7
Decrease (increase) in inventories	3.7	14.4	(3.6)
(Increase) decrease in prepaid expenses and other current assets	(1.8)	(1.7)	0.7
(Decrease) increase in accounts payable and other current liabilities	(7.6)	(43.1)	20.3
Other, net	3.8	9.4	8.6
Net Cash Provided by Operating Activities	143.8	135.6	221.1

Cash Flows from Investing Activities
Additions to property and intangible assets	(14.9)	(24.3)	(36.7)
Net Cash Used by Investing Activities	(14.9)	(24.3)	(36.7)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	(192.3)	(112.4)	116.7
Changes in intercompany debt	60.2	—	(300.0)
Net Cash Used by Financing Activities	(132.1)	(112.4)	(183.3)
Effect of Exchange Rate Changes on Cash	0.1	0.2	1.4

Net (Decrease) Increase in Cash and Cash Equivalents	(3.1)	(0.9)	2.5
Cash and Cash Equivalents, Beginning of Year	4.8	5.7	3.2
Cash and Cash Equivalents, End of Year	$1.7	$4.8	$5.7

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
COMBINED STATEMENTS OF RALCORP EQUITY

	Ralcorp Investment	Accum. Other Comprehensive Income (Loss)	Total Ralcorp Equity
	(In millions)
Balance, September 30, 2008	$1,806.1	$5.2	$1,811.3
Comprehensive income:
Net earnings	101.1	—	101.1
Other comprehensive income (loss)
Net change in postretirement benefit plans, net of $.5 tax expense	—	(0.4)	(0.4)
Net foreign currency translation adjustment	—	(2.5)	(2.5)

Net transfer from Ralcorp	113.8	—	113.8
Balance, September 30, 2009	$2,021.0	$2.3	$2,023.3

Comprehensive income:
Net earnings	92.0	—	92.0
Other comprehensive income (loss)
Net change in postretirement benefit plans, net of $2.8 tax benefit	—	(4.8)	(4.8)
Net foreign currency translation adjustment	—	3.1	3.1

Net transfer to Ralcorp	(51.9)	—	(51.9)
Balance, September 30, 2010	$2,061.1	$0.6	$2,061.7

Comprehensive loss (as restated):
Net loss (as restated)	(424.3)	—	(424.3)
Other comprehensive income (loss)
Net change in postretirement benefit plans, net of $3.2 tax benefit	—	(5.3)	(5.3)
Net foreign currency translation adjustment	—	1.1	1.1

Net transfer to Ralcorp	(198.5)	—	(198.5)
Balance, September 30, 2011 (As Restated)	$1,438.3	$(3.6)	$1,434.7

See accompanying Notes to Combined Financial Statements.

POST CEREALS BUSINESS
NOTES TO COMBINED FINANCIAL STATEMENTS

(Dollars in millions except per share data)

Note 1 — Background
References in these financial statements to "Ralcorp" refer to Ralcorp Holdings, Inc. and its consolidated subsidiaries (other than the Post cereals business). "Post cereals business" (or "Post") refers to the branded ready-to-eat cereal products business of Ralcorp, which includes Post Foods, LLC (100% owned by Ralcorp Holdings, Inc.) and Post Foods Canada Corp. (100% owned by RH Financial Corporation, a wholly owned subsidiary of Ralcorp Holdings, Inc.). Post was acquired by Ralcorp on August 4, 2008. At September 30, 2011 and September 30, 2010, there were no shares of common or preferred stock of Post authorized or outstanding.
 On July 14, 2011, Ralcorp announced that its Board of Directors agreed in principle to separate Ralcorp and Post in a tax-free spin-off to Ralcorp shareholders. This transaction is subject to receipt of an Internal Revenue Service ruling, final approval by Ralcorp's Board of Directors and other customary conditions.
 Post has a single operating segment and manufactures and markets products under several brand names, including Honey Bunches of Oats®. Other brands include Pebbles®, Post Selects®, Great Grains®, Spoon Size® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®.
 Post's products are generally sold to supermarket chains, wholesalers, supercenters, club stores, mass merchandisers, distributors, convenience stores and the foodservice channel in North America. Those products are manufactured at four facilities located in Battle Creek, Michigan; Jonesboro, Arkansas; Modesto, California; and Niagara Falls, Ontario. Approximately 1,300 employees involved in the Post cereals business are expected to remain with Post following the consummation of the separation of Post from Ralcorp.
Restatement
For the year ended September 30, 2011, and as reflected in the Company's consolidated financial statements included in the Company's Form 10, filed with the SEC on January 25, 2012, the Company recorded a $364.8 non-cash goodwill impairment charge. In May of 2012, Ralcorp determined that the goodwill impairment calculation performed in the fourth quarter of fiscal 2011 excluded certain net deferred tax assets, which resulted in an overstatement of the net deferred tax liabilities, when determining the fair value of the net assets of the Company. The exclusion of the deferred tax items from the calculation resulted in the impairment charge being understated by $63.0 in the carve-out financial statements of the Company for the year ended September 30, 2011. The impairment charge is not deductible for tax purposes and therefore, does not impact income tax expense.

As a result, the Company has restated its combined balance sheet as of September 30, 2011 and its combined statement of operations, comprehensive income (loss), cash flows and Ralcorp equity and related disclosures as of and for the year ended September 30, 2011 to recognize the adjustment to goodwill reflecting the fiscal 2011 impairment charge correction.

The following table represents the impact of the restatement adjustment on the Company's Combined Statement of Operations for the year ended September 30, 2011.

	Year Ended September 30, 2011
	Previously Reported	Restatement Adjustment	Restated

	(In millions)

Net Sales	$968.2	$—	$968.2
Cost of goods sold	(516.6)	—	(516.6)
Gross Profit	451.6	—

Selling, general and administrative expenses	(239.5)	—	(239.5)
Amortization of intangible assets	(12.6)	—	(12.6)
Impairment of goodwill and other intangible assets	(503.5)	(63.0)	(566.5)
Other operating expenses, net	(1.6)	—	(1.6)
Operating (Loss) Profit	(305.6)	(63.0)	(368.6)

Intercompany interest expense	(51.5)	—	(51.5)
Other expense	(1.7)	—	(1.7)
Loss on sale of receivables	(13.0)	—	(13.0)
Equity in earnings of partnership	4.2	—	4.2
(Loss) Earnings before Income Taxes	(367.6)	(63.0)	(430.6)
Income tax benefit (provision)	6.3	—	6.3
Net (Loss) Earnings	$(361.3)	$(63.0)	$(424.3)

Basic and Diluted Earnings per Share	$(10.50)	$(1.83)	$(12.33)

The following table represents the impact of restatement adjustment on the Company's Combined Balance Sheet as of September 30, 2011.

	As of September 30, 2011
	Previously Reported	Restatement Adjustment	Restated
Assets
Current Assets
Cash and cash equivalents	$1.7	$—	$1.7
Receivable from Ralcorp	41.3	—	41.3
Accounts receivable, net	10.1	—	10.1
Inventories	66.6	—	66.6
Deferred income taxes	3.8	—	3.8
Prepaid expenses and other current assets	4.0	—	4.0
Intercompany notes receivable	7.8	—	7.8
Total Current Assets	135.3	—	135.3
Property, net	412.1	—	412.1
Goodwill	1,429.2	(63.0)	1,366.2
Other intangible assets, net	748.6	—	748.6
Investment in partnership	60.2	—	60.2
Other assets	0.8	—	0.8
Total Assets	$2,786.2	$(63.0)	$2,723.2

Liabilities and Ralcorp Equity
Current Liabilities
Short-term intercompany debt	$68.0	$—	$68.0
Accounts payable	28.8	—	28.8
Other current liabilities	37.5	—	37.5
Total Current Liabilities	134.3	—	134.3
Long-term intercompany debt	716.5	—	716.5
Deferred income taxes	332.8	—	332.8
Other liabilities	104.9	—	104.9
Total Liabilities	1,288.5	—	1,288.5

Ralcorp Equity
Net investment of Ralcorp	1,501.3	(63.0)	1,438.3
Accumulated other comprehensive loss	(3.6)	—	(3.6)
Total Ralcorp Equity	1,497.7	(63.0)	1,434.7
Total Liabilities and Ralcorp Equity	$2,786.2	$(63.0)	$2,723.2

The following table represents the impact of restatement adjustment on the Company's Combined Statement of Cash Flows as of September 30, 2011.

	Year Ended September 30, 2011
	Previously Reported	Restatement Adjustment	Restated

	(In millions)
Cash Flows from Operating Activities
Net (loss) earnings	$(361.3)	$(63.0)	$(424.3)
Adjustments to reconcile net (loss) earnings to net cash flow provided by operating activities:
Depreciation and amortization	58.7	—	58.7
Impairment of goodwill and other intangible assets	503.5	63.0	566.5
Stock-based compensation expense	1.7	—	1.7
Equity in earnings of partnership	(4.2)	—	(4.2)
Distributions from partnership	2.0	—	2.0
Deferred income taxes	(69.0)	—	(69.0)
Other changes in current assets and liabilities, net		—
Decrease (increase) in receivables	55.6	—	55.6
Increase in receivable from Ralcorp	(41.3)	—	(41.3)
Change in due to/from Kraft Foods Inc.	—	—	—
Decrease (increase) in inventories	3.7	—	3.7
(Increase) decrease in prepaid expenses and other current assets	(1.8)	—	(1.8)
(Decrease) increase in accounts payable and other current liabilities	(7.6)	—	(7.6)
Other, net	3.8	—	3.8
Net Cash Provided by Operating Activities	143.8	—	143.8

Cash Flows from Investing Activities
Additions to property and intangible assets	(14.9)	—	(14.9)
Net Cash Used by Investing Activities	(14.9)	—	(14.9)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	(192.3)	—	(192.3)
Changes in intercompany debt	60.2	—	60.2
Net Cash Used by Financing Activities	(132.1)	—	(132.1)
Effect of Exchange Rate Changes on Cash	0.1	—	0.1

Net (Decrease) Increase in Cash and Cash Equivalents	(3.1)	—	(3.1)
Cash and Cash Equivalents, Beginning of Year	4.8	—	4.8
Cash and Cash Equivalents, End of Year	$1.7	$—	$1.7

The following table represents the impact of restatement adjustment on the Company's Combined Statement of Ralcorp Equity and Comprehensive Income (Loss) as of and for the year ended September 30, 2011.

	Ralcorp Investment	Accum. Other Comprehensive Income (Loss)	Total Ralcorp Equity	Comprehensive Income (Loss)
	(In millions)
Previously Reported September 30, 2011	$1,501.3	$(3.6)	$1,497.7	(365.5)

Restatement Adjustment	(63.0)	—	(63.0)	(63.0)
				$(428.5)
Restated September 30, 2011	$1,438.3	$(3.6)	$1,434.7

As further discussed in Note 3, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011 - 05, "Comprehensive Income (Topic 220) - Presentation of Comprehensive Income" (ASU No. 2011 - 05). As of and for the three months ended December 31, 2011, the Company adopted the provisions of ASU No. 2011 - 05. In accordance with the reissuance of the Company's combined financial statements discussed above, the Company has retroactively applied the provisions of ASU No. 2011 - 05 as of and for the years ended September 30, 2011, 2010 and 2009.
The Company has retroactively computed basic and diluted earnings per share for each of the years in the three year period ended September 30, 2011 using the number of shares of Post common stock outstanding on February 3, 2012, following the distribution of one share of Post common stock for every two shares of Ralcorp common stock and the retention of approximately 6.8 million shares by Ralcorp. For the periods presented there are no dilutive shares as there were no actual shares or share-based awards outstanding prior to the Spin-Off.

Note 2 — Summary of Significant Accounting Policies
Principles of Combination — The combined financial statements include the operations of Post Foods, LLC and Post Foods Canada Corp. All intercompany transactions between Post Foods, LLC and Post Foods Canada Corp. have been eliminated. Transactions between Post and Ralcorp are included in these financial statements. The investment of Post Foods Canada Corp. in RAH Canada Limited Partnership is reported on an equity basis (see Note 18).
 Use of Estimates and Allocations — The financial statements of Post are prepared in conformity with accounting principles generally accepted in the United States of America, which require Post to make certain elections as to accounting policy, estimates and assumptions that affect the reported amounts of assets, liabilities, the disclosure of contingent liabilities at the dates of the financial statements and the reported amount of net revenues and expenses during the reporting periods. Significant accounting policy elections, estimates and assumptions include, among others, pension and benefit plan assumptions, valuation assumptions of goodwill and other intangible assets, marketing programs and income taxes. Actual results could differ from those estimates.
 Throughout the periods covered by the financial statements, operations of Post were conducted and accounted for as a reportable segment within the consolidated financial statements of Ralcorp Holdings, Inc. The financial statements have been derived from Ralcorp's historical accounting records and reflect significant allocations of direct costs and expenses (see Note 16). All of the allocations and estimates in these financial statements are based upon assumptions that management of Post believe are reasonable. The financial statements do not necessarily represent the financial position or results of operations of Post had it been operated as a separate independent entity.
 Cash Equivalents include all highly liquid investments with original maturities of less than three months.
Receivables are reported at net realizable value. This value includes appropriate allowances for doubtful accounts, cash discounts, and other amounts which Post does not ultimately expect to collect. Post calculates the allowance for doubtful accounts based on historical losses and the economic status of, and its relationship with, its customers, especially those identified as "at risk." A receivable is considered past due if payments have not been received within the agreed upon invoice terms. Receivables are written off against the allowance when the customer files for bankruptcy protection or is otherwise deemed to be uncollectible based upon Post's evaluation of the customer's solvency. Post's primary concentration of credit risk is related to certain trade accounts receivable due from several highly leveraged or "at risk" customers. At September 30, 2011 and September 30, 2010, the amount of such receivables was immaterial. Consideration was given to the economic status of these customers when determining the appropriate allowance for doubtful accounts (see Note 9). In fiscal 2011, Post began selling certain of its receivables to Ralcorp pursuant to a Ralcorp accounts receivable securitization program (see Note 8).
 Inventories are generally valued at the lower of average cost (determined on a first-in, first-out basis) or market. Reported amounts have been reduced by an allowance for obsolete product and packaging materials based on a review of inventories on hand compared to estimated future usage and sales.
 Derivative Financial Instruments and Hedging — Post participates in Ralcorp's derivative financial instrument and hedging program, which addresses Ralcorp's company-wide risks, but did not hold any derivative financial instruments of its own during the periods presented. Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in fair values or anticipated cash flows of the hedged item or transaction (and it meets all other requirements under Topic 815 of the Accounting Standards Codification). Certain of Ralcorp's commodity-related derivatives do not meet the criteria for cash flow hedge accounting or simply are not designated as hedging instruments; nonetheless, they are used to manage the future cost of raw materials and are economic hedges. Changes in the fair value of such derivatives, to the extent they relate to Post, are recognized immediately in the Post statement of operations. Earnings impacts for all hedges are reported in the statement of operations within the same line item as the gain or loss on the item or transaction being hedged. Since the hedging activities relate to operations, related cash flows are included in the statement of cash flows in cash flows from operating activities. For a cash flow hedge of an anticipated transaction, the ineffective portion of the change in fair value of the derivative is recorded in earnings as incurred, whereas the effective portion is deferred in accumulated other comprehensive income (loss) in Ralcorp's balance sheet until the transaction is realized, at which time any deferred hedging gains or losses, to the extent they relate to Post, are recorded in Post's earnings through an adjustment to the net investment of Ralcorp. For more information about hedging activities, see Note 10.
 Property is recorded at cost, and depreciation expense is generally provided on a straight-line basis over the estimated useful lives of the properties. Estimated useful lives range from 1 to 20 years for machinery and equipment and 12 to 30 years for buildings and leasehold improvements. Total depreciation expense was $46.1, $42.7 and $38.0 in fiscal 2011, 2010 and 2009, respectively. Repair and maintenance costs incurred in connection with planned major maintenance activities are accounted for under the direct expensing method. At September 30, property consisted of:

	2011	2010

Land	$12.2	$12.2
Buildings and leasehold improvements	131.3	128.2
Machinery and equipment	395.3	381.5
Construction in progress	6.3	12.2
	545.1	534.1
Accumulated depreciation	(133.0)	(88.2)
	$412.1	$445.9
 Other Intangible Assets consist of customer relationships and trademarks/brands recorded as a result of Ralcorp's acquisition of Post. Amortization expense related to intangible assets, which is provided on a straight-line basis over the estimated useful lives of the assets, was $12.6, $12.7, and $12.6 in fiscal 2011, 2010 and 2009, respectively. For the intangible assets recorded as of September 30, 2011, amortization expense of $12.6, $12.6, $12.4, $12.4, and $12.4 is scheduled for fiscal 2012, 2013, 2014, 2015, and 2016, respectively. Other intangible assets consisted of:

	September 30, 2011			September 30, 2010
	Carrying Amount	Accum. Amort.	Net Amount	Carrying Amount	Accum. Amort.	Net Amount
Subject to amortization:
Customer relationships	$153.9	$(24.4)	$129.5	$153.9	$(16.7)	$137.2
Trademarks/brands	91.0	(15.5)	75.5	91.0	(10.6)	80.4
	$244.9	$(39.9)	$205.0	$244.9	$(27.3)	$217.6
Not subject to amortization:
Trademarks/brands	543.6	—	543.6	682.3	—	682.3
	$788.5	$(39.9)	$748.6	$927.2	$(27.3)	$899.9

 Recoverability of Assets — Post continually evaluates whether events or circumstances have occurred which might impair the recoverability of the carrying value of its assets, including property, identifiable intangibles, and goodwill. An assessment of indefinite life assets (including goodwill and brand trademarks) is performed during the fourth quarter in conjunction with the annual forecasting process. In addition, intangible assets are reassessed as needed when information becomes available that is believed to negatively impact the fair market value of an asset. In general, an asset is deemed impaired and written down to its fair value if estimated related future cash flows are less than its carrying amount. The Company estimates the fair value of its trademarks (intangible asset) using an income-based approach (the relief-from-royalty method).
 In September 2011, a trademark impairment loss of $106.6 was recognized primarily related to the Post Honey Bunches of Oats, Post Selects, and Post trademarks in the Branded Cereal Products segment. Based upon a preliminary review of the Post business conducted by the newly appointed Post management team in October, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. The impact of these steps is the reduction of expected net sales growth rates and profitability of certain brands in the near term, thereby resulting in the trademark impairment. In June 2011, a trademark impairment loss of $32.1 million was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks based on reassessments triggered by the announced separation of Post from Ralcorp. The trademark impairment was due to reductions in anticipated future sales as a result of competition, lack of consumer response to advertising and promotions for these brands, and further reallocations of advertising and promotion expenditures to higher-return brands. These factors, particularly the lower than expected revenues during 2011 and further declines in market share, led Post to lower royalty rates for both the Shredded Wheat and Grape-Nuts brands as well as further reduce future sales growth rates, resulting in a partial impairment of both brands.
 In the fourth quarter of fiscal 2010, a trademark impairment loss of $19.4 was recognized related to the Post Shredded Wheat and Grape-Nuts trademarks. The trademark impairment was due to a reallocation of advertising and promotion expenditures to higher-return brands and reductions in anticipated sales-growth rates based on the annual forecasting process in the fourth quarter.
 These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 11. The trademark and goodwill impairment losses are reported in "Impairment of goodwill and other intangible assets." See Note 4 for information about goodwill impairments.
 Investments — Post funds a portion of its deferred compensation liability by investing in certain mutual funds in the same amounts as selected by the participating employees. Because management's intent is to invest in a manner that matches the deferral options chosen by the participants and those participants can elect to transfer amounts in or out of each of the designated deferral options at any time, these investments have been classified as trading assets and are stated at fair value in "Other Assets" (see Note 11). Both realized and unrealized gains and losses on these assets are included in "Selling, general and administrative expenses" and offset the related change in the deferred compensation liability.
 Ralcorp Equity — Net investment of Ralcorp in the Combined Balance Sheets represents Ralcorp's historical investment in Post in excess of its accumulated net income after taxes and the net effect of the transactions with and allocations from Ralcorp. See Principles of Combination above and Note 16 for additional information. Accumulated other comprehensive income included foreign currency translation adjustments of $.9, negative $.2, and negative $3.3 as of September 30, 2011, 2010, and 2009, respectively, as well as amounts related to postretirement benefit plans as shown in Note 14.
 Revenue is recognized when title of goods is transferred to the customer, as specified by the shipping terms. Net sales reflect gross sales, including amounts billed to customers for shipping and handling, less sales discounts and trade allowances (including promotional price buy downs and new item promotional funding). Customer trade allowances are generally computed as a percentage of gross sales. Products are generally sold with no right of return except in the case of goods which do not meet product specifications or are damaged, and related reserves are maintained based on return history. If additional rights of return are granted, revenue recognition is deferred. Estimated reductions to revenue for customer incentive offerings are based upon customer redemption history.
 Cost of Products Sold includes, among other things, inbound and outbound freight costs and depreciation expense related to assets used in production, while storage and other warehousing costs are included in "Selling, general, and administrative expenses." Storage and other warehousing costs totaled $45.3, $48.6, and $42.3 in fiscal 2011, 2010, and 2009, respectively.
 Advertising costs are expensed as incurred except for costs of producing media advertising such as television commercials or magazine advertisements, which are deferred until the first time the advertising takes place. The amount reported as assets on the balance sheet was insignificant as of September 30, 2011 and 2010.

 Stock-based Compensation — Post recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award — the requisite service period (usually the vesting period). See Note 15 for disclosures related to stock-based compensation.
 Income Tax Expense is estimated based on taxes in each jurisdiction and includes the effects of both current tax exposures and the temporary differences resulting from differing treatment of items for tax and financial reporting purposes. These temporary differences result in deferred tax assets and liabilities. A valuation allowance would be established against the related deferred tax assets to the extent that it is not more likely than not that the future benefits will be realized. Reserves are recorded for estimated exposures associated with Post's tax filing positions, which are subject to periodic audits by governmental taxing authorities. Interest due to an underpayment of income taxes is classified as income taxes. Post considers the undistributed earnings of its foreign subsidiaries to be permanently invested, so no U.S. taxes have been provided for those earnings. Post is part of the consolidated return of Ralcorp and its affiliates; Post may be jointly/severally liable for taxes related to other Ralcorp affiliates. See Note 5 for disclosures related to income taxes.
Earnings per Share - The computation of basic and diluted earnings per common share for all periods through September 30, 2011, is calculated using the number of shares of Post common stock outstanding on February 3, 2012, following the distribution of one share of Post common stock for every two shares of Ralcorp common stock and the retention of approximately 6.8 million shares by Ralcorp. For the periods presented there are no dilutive shares as there were no actual shares or share-based awards outstanding prior to the distribution.

Note 3 — Recently Issued Accounting Standards
In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement (Topic 820) — Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS." This update establishes common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. generally accepted accounting principles (GAAP) and International Financial Reporting Standards (IFRS). The amendments in this update are effective during interim and annual periods beginning after December 15, 2011. The adoption of this update is not expected to have a material effect on Post's financial position, results of operations or cash flows.
In June 2011, the FASB issued ASU No. 2011-05. The objective of this update is to improve the comparability, consistency, and transparency of financial reporting to increase the prominence of items reported in other comprehensive income. This update requires that all nonowner changes in shareholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but consecutive statements. As of and for the three months ended December 31, 2011, the Company adopted the provisions of ASU No. 2011 - 05. In accordance with the reissuance of the Company's combined financial statements discussed in Note 1, the Company has retroactively applied the provisions of ASU No. 2011 - 05 as of and for the years ended September 30, 2011, 2010 and 2009. The adoption of this update did not have a material effect on Post's financial position, results of operations or cash flows.
In September 2011, the FASB issued ASU No. 2011-8, "Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment," which is intended to simplify how an entity tests goodwill for impairment. The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. An entity no longer will be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The guidance also includes examples of the types of factors to consider in conducting the qualitative assessment. Prior to this ASU, entities were required to test goodwill for impairment, on at least an annual basis, by first comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit is less than its carrying amount, then the second step of the test is to be performed to measure the amount of impairment loss, if any. The amendments must be adopted for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011; however, the Company chose to adopt this ASU as of September 30, 2011, as permitted by the standard. See Note 4 for information about goodwill impairments.
In September 2011, the FASB issued ASU No. 2011-9, "Compensation — Retirement Benefits — Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer's Participation in a Multiemployer Plan," which provides new requirements for the disclosures that an employer should provide related to its participation in multiemployer pension plans. Plans of this type are commonly used by employers to provide benefits to union employees that may work for multiple employers during their working life and thereby accrue benefits in one plan for their retirement. The revised disclosures will provide users of financial statements with additional information about the plans in which an employer participates, the level of an employer's participation in the plans, and financial health of significant plans. The amendments in this update are effective for Post's annual financial statements for the year ending September 30, 2012.
In December 2011, the FASB issued ASU 2011-11, "Disclosures about Offsetting Assets and Liabilities" which provides new requirements for disclosures about instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. The amendments in this update are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The adoption of this update is not expected to have a material effect on Post's financial position, results of operations or cash flows.
Note 4 — Goodwill
The changes in the carrying amount of goodwill are noted in the following table. No goodwill impairments were incurred prior to 2011.

Balance, September 30, 2009	$1,794.5
Purchase price allocation adjustment	(0.6)
Currency translation adjustment	0.2
Balance, September 30, 2010	$1,794.1
Impairment (as restated)	(427.8)
Currency translation adjustment	(0.1)
Balance, September 30, 2011 (As Restated)	$1,366.2
Goodwill represents the excess of the cost of acquired businesses over the fair market value of their identifiable net assets. In the fourth quarter of fiscal 2011, Post early adopted ASU No. 2011-8 "Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment." The Company conducts a goodwill impairment qualitative assessment during the fourth quarter of each fiscal year following the annual forecasting process, or more frequently if facts and circumstances indicate that goodwill may be impaired. The goodwill impairment qualitative assessment requires an assessment to determine if it is more likely than not that the fair value of the business is less than its carrying amount. If adverse qualitative trends are identified that could negatively impact the fair value of the business, a "step one" goodwill impairment test is performed. The "step one" goodwill impairment test requires an estimate of the fair value of the business and certain assets and liabilities. The estimated fair value was determined using a combined income and market approach with a greater weighting on the income approach (75% of the calculation). The income approach is based on discounted future cash flows and requires significant assumptions, including estimates regarding future revenue, profitability, and capital requirements. The market approach (25% of the calculation) is based on a market multiple (revenue and EBITDA which stands for earnings before interest, income taxes, depreciation, and amortization) and requires an estimate of appropriate multiples based on market data.
 During the fourth fiscal quarter of 2011, the Company conducted an impairment test. In late September and October 2011, a new management team was named at Post (including William Stiritz as Chief Executive Officer, Robert Vitale as Chief Financial Officer, and James Holbrook as Executive Vice President of Marketing) in advance of the anticipated spin-off of the business from Ralcorp. The new management team conducted an extensive business review during this time. Based upon the review of the Post cereals business conducted by the newly appointed Post management team in October 2011, sales declines in the fourth quarter and continuing into October, and weakness in the branded ready-to-eat cereal category and the broader economy, management determined that additional strategic steps were needed to stabilize the business and the competitive position of its brands. As a result of the revised business outlook of the new Post management team, a "step one" goodwill impairment analysis was performed. Because Post's carrying value was determined to be in excess of its fair value in the step one analysis, the Company was required to perform "step two" of the impairment analysis to determine the amount of goodwill impairment to be recorded. The amount of the impairment is calculated by comparing the implied fair value of the goodwill to its carrying amount, which requires the allocation of the fair value determined in the step one analysis to the individual assets and liabilities of the reporting unit. Any remaining fair value represents the implied fair value of goodwill on the testing date. Based on the step two analysis, Post recorded a pre-tax, non-cash impairment charge of $427.8 million (as restated) to reduce the carrying value of goodwill to its estimated fair value. Estimated fair values of the reporting unit and its identifiable net assets were determined based on the results of a combination of valuation techniques including EBITDA and revenue multiples and expected present value of future cash flows using revised forecasts based on the additional strategic steps that new Post management determined were necessary for the business.

 These fair value measurements fell within Level 3 of the fair value hierarchy as described in Note 11. The goodwill impairment losses are aggregated with trademark impairment losses in "Impairment of goodwill and other intangible assets."
Note 5 — Income Taxes
 The provision (benefit) for income taxes consisted of the following:

	Year Ended September 30,
	2011	2010	2009
Current:
Federal	$55.6	53.7	63.9
State	7.1	6.9	8.2
Foreign	—	—	(0.2)
	62.7	60.6	71.9
Deferred:
Federal	(63.0)	(11.0)	(13.6)
State	(5.0)	(0.9)	(1.1)
Foreign	(1.0)	0.8	(1.4)
	(69.0)	(11.1)	(16.1)
Income tax (benefit) provision	$(6.3)	49.5	55.8
A reconciliation of income tax (benefit) provision with amounts computed at the statutory federal rate follows:

	Year Ended September 30,
	2011	2010	2009
	As Restated
Computed tax at federal statutory rate (35%)	$(150.7)	$49.5	$54.9
Non-deductible goodwill impairment loss	149.7	—	—
Domestic production activities deduction	(5.5)	(3.4)	(4.1)
State income taxes, net of effect on federal tax	(0.1)	3.6	4.4
Other, net (none in excess of 5% of computed tax)	0.3	(0.2)	0.6
	$(6.3)	$49.5	$55.8
 The effective tax rate for fiscal 2011 was 1.5% (negative) (as restated) compared to 35.0% for fiscal 2010 and 35.6% for fiscal 2009. The effective tax rate for fiscal 2011 was significantly affected by the non-deductible goodwill impairment loss, as shown above. For both fiscal 2011 and 2010, the effective tax rate was reduced by the effects of increases in the Domestic Production Activities Deduction (DPAD), and also impacted by minor effects of shifts between the relative amounts of domestic and foreign income. The DPAD is a U.S. federal deduction of a percentage of taxable income from domestic manufacturing. Taxable income is affected by not only pre-tax book income, but also temporary differences in the timing and amounts of certain tax deductions, including significant amounts related to impairments of intangible assets, depreciation of property, and postretirement benefits. In addition, for fiscal 2011, the DPAD percentage was increased from 6% to 9% of qualifying taxable income.
 Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets (liabilities) were as follows:

	September 30, 2011			September 30, 2010
	Assets	Liabilities	Net	Assets	Liabilities	Net
Current:
Accrued liabilities	$3.4	$—	$3.4	$3.5	$—	$3.5
Other items	0.4	—	0.4	0.7	(0.7)	—
	3.8	—	3.8	4.2	(0.7)	3.5
Noncurrent:
Property	—	(103.7)	(103.7)	—	(112.2)	(112.2)
Intangible assets	—	(282.7)	(282.7)	—	(339.9)	(339.9)
Pension and other postretirement benefits	38.5	—	38.5	32.8	—	32.8
Stock-based compensation awards	1.6	—	1.6	1.3	—	1.3
Foreign operating loss carryforwards	11.8	—	11.8	12.4	—	12.4
Other items	1.7	—	1.7	0.7	—	0.7
	53.6	(386.4)	(332.8)	47.2	(452.1)	(404.9)
Total deferred taxes	$57.4	$(386.4)	$(329.0)	$51.4	$(452.8)	$(401.4)
 For fiscal 2011, 2010, and 2009, foreign income (loss) before income taxes was $(3.7), $1.3, and $(5.2), respectively. As of September 30, 2011, Post had foreign operating loss carryforwards totaling approximately $43.8 which have expiration dates in 2028-2031. Because it is expected that sufficient taxable income will be generated to utilize those operating loss carryforwards before they expire, no valuation allowance has been recorded.
Post had no significant unrecognized tax benefits related to uncertain tax positions for the periods presented. Federal returns for tax years ended September 30, 2008 and later remain subject to examination, along with various state returns and Canadian returns for the same time period.

Note 6 — Supplemental Operations Statement and Cash Flow Information

	Year Ended September 30,
	2011	2010	2009
Repair and maintenance expenses	$35.2	$36.1	$28.1
Advertising and promotion expenses	117.3	88.6	118.1
Research and development expenses	7.6	7.7	6.5
Intercompany interest paid	51.5	47.6	57.3

Note 7 — Supplemental Balance Sheet Information

	September 30, 2011	September 30, 2010
Receivables, net
Trade	$3.8	$58.4
Other	6.3	7.9
	10.1	66.3
Allowance for doubtful accounts	—	(0.3)
	$10.1	$66.0
Inventories
Raw materials and supplies	$17.2	$14.3
Finished products	49.4	56.1
	$66.6	$70.4
Accounts Payable
Trade	$19.6	$22.1
Other items	9.2	14.0
	$28.8	$36.1
Other Current Liabilities
Advertising and promotion	$9.4	$10.5
Accrued intercompany interest	6.6	6.6
Compensation	8.2	7.9
Miscellaneous accrued taxes	3.7	3.6
Deferred income	7.7	7.3
Other	1.9	2.2
	$37.5	$38.1

Note 8 — Sale of Receivables
 On November 4, 2010, Post entered into an agreement to sell, on an ongoing basis, all of the trade accounts receivable of Post Foods, LLC to a wholly owned, bankruptcy-remote subsidiary of Ralcorp Holdings, Inc. named Ralcorp Receivables Corporation (RRC). The accounts receivable of Post Foods Canada Corp. were not incorporated into the agreement and are not being sold to RRC. The purchase price of the receivables sold is calculated with a discount factor of 1.18%. Post receives a fee from RRC to service the receivables (with no significant servicing assets or liabilities). For the fiscal year ended September 30, 2011, the discounts totaled $13.0, reported as "Loss on Sale of Receivables," and servicing fee income totaled $3.7, reported as a reduction to "Selling, general and administrative expenses." The net amount due from Ralcorp is reported as "Receivable from Ralcorp."

Note 9 — Allowance for Doubtful Accounts

	Year Ended September 30,
	2011	2010	2009
Balance, beginning of year	$0.3	$1.6	$—
Provision charged to expense	—	(0.6)	1.6
Write-offs, less recoveries	—	(0.7)	—
Transfers to RRC, net	(0.3)	—	—
Balance, end of year	$—	$0.3	$1.6

Note 10 — Derivative Financial Instruments and Hedging
In the ordinary course of business, Post is exposed to commodity price risks relating to the acquisition of raw materials and supplies, interest rate risks relating to debt, and foreign currency exchange rate risks relating to its foreign subsidiaries. Authorized individuals within Ralcorp manage these risks on a Ralcorp-wide basis and may utilize derivative financial instruments, including (but not limited to) futures contracts, option contracts, forward contracts and swaps, to manage certain of these exposures by hedging when it is practical to do so. Ralcorp is not permitted to engage in speculative or leveraged transactions and will not hold or issue financial instruments for trading purposes.
 As of September 30, 2011, Post's participation in Ralcorp's derivative instrument program consisted of commodity contracts (options, futures, and swaps) used as cash flow or economic hedges on raw material and fuel purchases. The fair value of the derivative instruments have not been reflected in Post's balance sheet because Post is not legally a party to the underlying derivative instruments and because there are no significant instruments that are allocable only to Post. As of September 30, 2011 and 2010, the amount of Ralcorp's net derivative asset (liability) that was related to Post was approximately $(10) and $2, respectively. If the September 30, 2011 amount, together with net deferred gains on closed derivatives, had been settled with Ralcorp as of that date, Post would have paid approximately $5.6. That amount consists of $7.1 of losses related to economic hedges already reflected in Post's statement of operations and approximately $1.5 of deferred gains related to cash flow hedges not yet reflected in Post's statement of operations (see "Derivative Financial Instruments and Hedging" in Note 2). The effects of Post's participation in Ralcorp's derivative instrument program on the statements of operations for fiscal 2011, 2010, and 2009 were losses of $13.6, $.9, and $5.0, respectively, all of which are included in "Cost of goods sold."
Note 11 — Fair Value Measurements
 The following table represents Post's assets and liabilities measured at fair value on a recurring basis and the basis for that measurement according to the levels in the fair value hierarchy in ASC Topic 820:

	September 30, 2011			September 30, 2010
	Total	Level 1	Level 2	Total	Level 1	Level 2
Deferred compensation investment	$0.8	$0.8	$—	$0.3	$0.3	$—
Deferred compensation liabilities	0.8	—	0.8	0.3	—	0.3
 The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources, while unobservable inputs reflect a reporting entity's pricing based upon their own market assumptions. The fair value hierarchy consists of three levels:
Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs are quoted prices of similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
 Level 3 — Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

 The fair value of the deferred compensation investment is invested primarily in mutual funds and is measured using the market approach. This investment is in the same funds and purchased in substantially the same amounts as the participants' selected investment options (excluding Ralcorp common stock equivalents), which represent the underlying liabilities to participants in Ralcorp's deferred compensation plans. Deferred compensation liabilities are recorded at amounts due to participants in cash, based on the fair value of participants' selected investment options (excluding certain Ralcorp common stock equivalents to be distributed in shares) using the market approach.
 The carrying amounts reported on the combined balance sheets for cash and cash equivalents, receivables and accounts payable approximate fair value because of the short maturities of these financial instruments. The fair value of long-term intercompany debt (see Note 12) is approximately $855.2 based on the discounted cash flows analysis using observable inputs (Level 2).
Note 12 — Intercompany Debt
 On August 4, 2008, in conjunction with the acquisition of Post, Ralcorp assumed ownership of Fixed Rate Notes maturing 2018, Floating Rate Notes maturing 2018 and Fixed Rate Notes maturing 2020, and term loans. The 2018 Fixed Rate Notes comprises $577.5 million of 7.29% notes due August 15, 2018. The 2018 Floating Rate Notes total $20.0 million and incur interest at a rate of 3-month LIBOR plus 2.54%, adjusted quarterly, and mature on August 15, 2018. The 2020 Fixed Rate Notes comprises $67.0 million of 7.39% notes due August 15, 2020. The term loans totaled $300.0 and matured on August 3, 2009. Though Ralcorp is the legal entity obligated to repay all of the assumed debt, these debt instruments and related interest expense and interest payments have been reported in the financial statements of Post. Post Foods LLC, along with certain other subsidiaries of Ralcorp, is a guarantor of Ralcorp's debt and that debt is collateralized in part by a pledge of 65% of the stock of Post Foods Canada Corp.
 On August 4, 2008, Post Foods Canada Corp. issued a promissory note payable to RAH Canada Limited Partnership (see Note 18) with a principal amount of $52.0 million. The note incurs interest at 7.50%, payable quarterly, and has no maturity date.
 On September 28, 2011, Post Foods Canada Corp. issued a promissory note payable to RH Financial Corporation with a principal amount of $68.0 million. The note incurs interest at 1.00%, payable monthly, and matures on September 28, 2012.
 The outstanding balances and related interest rates are summarized in the following table.

	September 30, 2011		September 30, 2010
	Balance Outstanding	Interest Rate	Balance Outstanding	Interest Rate
Fixed Rate Senior Notes maturing 2018	$577.5	7.29%	$577.5	7.29%
Floating Rate Senior Notes maturing 2018	20.0	2.83%	20.0	2.98%
Fixed Rate Senior Notes maturing 2020	67.0	7.39%	67.0	7.39%
Note Payable to RAH Canada L.P.	52.0	7.50%	52.0	7.50%
Note Payable to RH Financial Corporation	68.0	1.00%	—	—
	$784.5		$716.5
Less: Current Portion	(68.0)		—
	$716.5		$716.5

Note 13 — Commitments and Contingencies
 Legal Proceedings
Post is a party to a number of legal proceedings in various federal, state and foreign jurisdictions. These proceedings are in varying stages and many may proceed for protracted periods of time. Some proceedings involve complex questions of fact and law. Additionally, the operations of Post, like those of similar businesses, are subject to various federal, state, local and foreign laws and regulations intended to protect public health and the environment, including air and water quality and waste handling and disposal.

In the opinion of management, based upon the information presently known, the ultimate liability, if any, arising from the pending legal proceedings, as well as from asserted legal claims and known potential legal claims which are likely to be asserted, taking into account established accruals for estimated liabilities (if any), are not expected to be material, individually and in the aggregate, to Post's consolidated financial position, results of operations or cash flows. In addition, while it is difficult to estimate the potential financial impact of actions regarding expenditures for compliance with regulatory matters, in the opinion of management, based upon the information currently available, the ultimate liability arising from such compliance matters is not expected to be material to Post's consolidated financial position, results of operations or cash flows.
Lease Commitments
Future minimum rental payments under noncancelable operating leases in effect as of September 30, 2011 were $3.3, $3.0, $2.7, $.9, $.3 and zero for fiscal 2012, 2013, 2014, 2015, 2016 and thereafter, respectively.
 Rent expense for all operating leases was $4.0, $3.9, and $3.5 in fiscal years 2011, 2010, and 2009, respectively.
Note 14 — Pension and Other Postretirement Benefits
 Certain of Post's employees are eligible to participate in Ralcorp's U.S. qualified and supplemental noncontributory defined benefit pension plans and other postretirement benefit plans (partially subsidized retiree health and life insurance) or separate plans for Post Foods Canada Corp. The following disclosures reflect amounts related to Post employees based on separate actuarial valuations, projections, and (for the U.S. plans) certain allocations. In separating amounts in the U.S. plans between Post and Ralcorp, liabilities were calculated directly based on the participants of each group. Plan contributions were allocated based on target liability plus normal cost (for funding) for each group. Investment earnings were allocated based on beginning of year projected benefit obligation for each group. Actual benefit payments were allocated based on expected benefit payments for each group. Amounts for the Canadian plans are included in these disclosures and are not disclosed separately because they do not constitute a significant portion of the combined amounts.
 Effective January 1, 2011, benefit accruals for defined benefit pension plans were frozen for all administrative employees and certain production employees.
The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two year period ended September 30, 2011, and a statement of the funded status and amounts recognized in the combined balance sheets as of September 30 of both years.

	Pension Benefits		Other Benefits
	Year Ended September 30,		Year Ended September 30,
	2011	2010	2011	2010
Change in benefit obligation
Benefit obligation at beginning of period	$29.8	$19.8	$67.7	$58.2
Service cost	3.6	4.3	2.6	2.8
Interest cost	1.3	1.2	3.7	3.5
Plan participants' contributions	0.9	0.8	—	—
Actuarial (gain) loss	(1.2)	3.5	16.3	2.8
Benefits paid	(0.3)	(0.1)	(0.3)	(0.4)
Curtailments	(7.0)	—	—	—
Amendments	—	0.2	—	0.6
Currency translation	(0.1)	0.1	(0.2)	0.2
Benefit obligation at end of period	$27.0	$29.8	$89.8	$67.7

Change in fair value of plan assets
Fair value of plan assets at beginning of period	$8.2	$2.5	$—	$—
Actual return on plan assets	1.3	1.5	—	—
Employer contributions	2.5	3.5	0.3	0.4
Plan participants' contributions	0.9	0.8	—	—
Benefits paid	(0.3)	(0.1)	(0.3)	(0.4)
Currency translation	(0.1)	—	—	—
Fair value of plan assets at end of period	12.5	8.2	—	—
Funded status	$(14.5)	$(21.6)	$(89.8)	$(67.7)

Amounts recognized in assets or liabilities
Other current liabilities	$—	$—	$(0.7)	$(0.5)
Other liabilities	(14.5)	(21.6)	(89.1)	(67.2)
Net amount recognized	$(14.5)	$(21.6)	$(89.8)	$(67.7)

Amounts recognized in accumulated other comprehensive income or loss
Net actuarial (gain) loss	$(4.9)	$3.4	$13.7	$(2.4)
Prior service cost (credit)	2.1	2.5	(4.0)	(5.2)
Total	$(2.8)	$5.9	$9.7	$(7.6)

Weighted-average assumptions used to determine benefit obligation
Discount rate — U.S. plans	5.05%	5.40%	5.13%	5.40%
Discount rate — Canadian plans	5.15%	5.40%	5.26%	5.40%
Rate of compensation increase	3.00%	3.25%	3.00%	3.25%
 The accumulated benefit obligation exceeded the fair value of plan assets for each pension plan, and the aggregate accumulated benefit obligation for pension plans was $23.9 at September 30, 2011 and $17.5 at September 30, 2010.
The following tables provide the components of net periodic benefit cost for the plans and amounts recognized in other comprehensive income.

	Pension Benefits
	Year Ended September 30,
	2011	2010	2009
Components of net periodic benefit cost
Service cost	$3.6	$4.3	$3.3
Interest cost	1.3	1.2	0.8
Expected return on plan assets	(1.6)	(1.3)	(0.9)
Recognized net actuarial loss	0.4	0.3	—
Recognized prior service cost	0.4	0.3	0.3
Net periodic benefit cost	$4.1	$4.8	$3.5

Weighted-average assumptions used to determine net benefit cost
Discount rate — U.S. plans	5.40%	6.00%	7.30%
Discount rate — Canadian plans	5.40%	6.10%	5.45%
Rate of compensation increase	3.25%	3.25%	3.25%
Expected return on plan assets — U.S. plans	8.75%	8.75%	8.75%
Expected return on plan assets — Canadian plans	6.25%	6.25%	8.75%

Changes in plan assets and benefit obligation recognized in other comprehensive income or loss
Net (gain) loss	$(7.9)	$3.3	$4.8
Recognized loss	(0.4)	(0.3)	—
Prior service cost	—	0.2	2.9
Recognized prior service cost	(0.4)	(0.3)	(0.3)
Total recognized in other comprehensive income or loss (before tax effects)	$(8.7)	$2.9	$7.4

	Other Benefits
	Year Ended September 30,
	2011	2010	2009
Components of net periodic benefit cost
Service cost	2.6	$2.8	$3.1
Interest cost	3.7	3.5	4.4
Recognized net actuarial loss	0.1	—	—
Recognized prior service cost (credit)	(1.2)	(1.3)	—
Net periodic benefit cost	5.2	$5.0	$7.5

Weighted-average assumptions used to determine net benefit cost
Discount rate — U.S. plans	5.13%	6.00%	7.30%
Discount rate — Canadian plans	5.26%	6.10%	5.45%
Rate of compensation increase	3.25%	3.25%	3.25%

Changes in plan assets and benefit obligation recognized in other comprehensive income or loss
Net loss (gain)	16.3	$2.8	$(0.3)
Recognized loss	(0.1)	—	—
Prior service cost (credit)	—	0.6	(7.1)
Recognized prior service credit	1.1	1.3	—
Currency translation	—	—	(0.1)
Total recognized in other comprehensive income or loss (before tax effects)	17.3	$4.7	$(7.5)
For pension benefits, the estimated net actuarial loss and prior service cost expected to be reclassified from accumulated other comprehensive income into net periodic benefit cost during 2012 related to pension are $.6 and $.4, respectively. The corresponding amounts related to other benefits are $1.5 and $1.1, respectively.

 The expected return on pension plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocation. The broad target allocations are 50% equity securities (comprised of 27.5% U.S. equities and 22.5% foreign equities), 40% debt securities, and 10% real assets. At September 30, 2011, equity securities were 51%, debt securities were 40%, and other was 9% of the fair value of total plan assets, approximately 83% of which was invested in passive index funds. At September 30, 2010, equity securities were 71%, debt securities were 27%, and other was 2% of the fair value of total plan assets, approximately 90% of which was invested in passive index funds. The allocation guidelines were established based on Ralcorp's determination of the appropriate risk posture and long-term objectives.
The following table represents the pension plan's assets measured at fair value on a recurring basis and the basis for that measurement (for more information on the fair value framework in ASC Topic 820, refer to Note 11).

	September 30, 2011				September 30, 2010
	Total	Level 1	Level 2	Level 3	Total	Level 2	Level 3
Mutual funds:
Equities	$6.4	$—	$6.4	$—	$6.4	$6.4	$—
Fixed income	5.1	—	5.1	—	1.7	1.7	—
Real assets	0.7	—	0.7	—	—	—	—
	12.2	—	12.2	—	8.1	8.1	—
Partnership/joint venture interests	0.2	—	—	0.2	0.1	—	0.1
Cash	0.1	0.1	—	—	—	—	—
	$12.5	$0.1	$12.2	$0.2	$8.2	$8.1	$0.1
 The fair value of mutual funds is based on quoted net asset values of the shares held by the plan at year end.
 Partnership/joint venture interests have unobservable inputs and trade infrequently or not at all. Because observable prices are not available, a market approach is used in valuing investments. The inputs used in estimating the value of investments include company operating performance, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issues, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, and other factors which are typically considered by market participants when trading private, middle market companies. Investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the general partner (who serves as the partnership's investment manager) in the absence of market information. Assumptions used by the general partner due to the lack of observable inputs may significantly impact the resulting fair value and therefore the partnership's results of operations. For all securities held, the general partner calculates a hypothetical equity value of the investment. For each investment, the general partner (i) determines the current operating results (either Adjusted EBITDA or Net Revenue), (ii) applies a market valuation multiple, which is based on publicly traded valuation multiples of, and/or valuation multiples from transactions involving, companies with similar attributes (with such multiples discounted as appropriate); then (iii) subtracts the structural debt on the portfolio company's balance sheet (seasonally adjusted when necessary), to derive a current hypothetical value for the equity. The general partner may also consider any other factors it deems relevant in establishing a fair value at which the investment could be realized. Such factors are documented in detail to establish the reasonableness of their intent. For fiscal 2011 and 2010, purchases, sales, and realized and unrealized gains and losses were not significant.
The preceding methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
For September 30, 2011 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to domestic plans for 2012 was 10% and 7% for participants under the age of 65 and over the age of 65, respectively, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2011 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits related to Canadian plans for 2012 was 7.5%, declining gradually to an ultimate rate of 5% for 2022 and beyond. For September 30, 2010 measurement purposes, the assumed annual rate of increase in the future per capita cost of covered health care benefits was 8% for 2011, declining gradually to an ultimate rate of 5% for 2017 and beyond. A 1% change in assumed health care cost trend rates would result in the following changes in the accumulated postretirement benefit obligation and in the total service and interest cost components for fiscal 2011.

	Increase	Decrease
Effect on postretirement benefit obligation	$20.2	$(15.8)
Effect on total service and interest cost	1.6	(1.2)
As of September 30, 2011, expected future benefit payments and related federal subsidy receipts (Medicare Part D) in the next ten fiscal years were as follows:

	2012	2013	2014	2015	2016	2017- 2021
Pension benefits	$0.2	$0.3	$0.5	$0.6	$0.7	$5.8
Other benefits	0.7	0.8	1.0	1.3	1.7	16.5
Subsidy receipts	—	—	—	—	—	(0.3)
 Other than those made as benefit payments in unfunded plans and participant contributions, no significant contributions are currently expected to be paid to the plans during fiscal 2012.
 In addition to the defined benefit plans described above, Ralcorp sponsors defined contribution [401(k)] plans under which it makes matching and profit sharing contributions. Post's share of the costs of these plans was $1.7 for the fiscal year ended September 30, 2011 and $1.5 for each of the fiscal years ended September 30, 2010 and 2009.

Note 15 — Stock-Based Compensation Plans
Post employees have historically participated in equity plans of Ralcorp. On February 8, 2007, Ralcorp shareholders adopted the 2007 Incentive Stock Plan. Effective October 1, 2008, it was amended and restated to reflect requirements of Section 409A. The 2007 Incentive Stock Plan became the Amended and Restated 2007 Incentive Stock Plan (Plan), which reserves shares to be used for various stock-based compensation awards. The Plan provides that certain eligible employees of Post may receive stock option awards, stock appreciation rights and other stock awards payable in whole or part by the issuance of stock.
The following disclosures represent Post's portion of the Plan maintained by Ralcorp in which Post's employees participated. The underlying equity for all awards granted under the Plan consists of Ralcorp common shares. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that would have been experienced as an independent, publicly traded company for the periods presented.
Total compensation cost for stock-based compensation awards recognized in the fiscal years ended 2011, 2010, and 2009 was $1.7, $2.2, and $1.6, respectively, and the related recognized deferred tax benefit for each of those periods was approximately $.6, $.9, and $.6, respectively. As of September 30, 2011, the total compensation cost related to nonvested awards not yet recognized was $1.9, which is expected to be recognized over a weighted average period of 2.59 years. The Company paid $.9 for stock-based liabilities in the year ended September 30, 2011 (and none in 2010 and 2009).
Stock Appreciation Rights
Information about stock-settled stock appreciation rights (SARs) is summarized in the following table. Upon exercise of each right, the holder of stock-settled SARs will receive the number of shares of Ralcorp common stock equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. Ralcorp uses treasury shares to settle SARs exercised. The total intrinsic value of stock-settled SARs exercised was $.1 in the fiscal year ended September 30, 2011 and zero in fiscal 2010 and 2009.

	Stock-Settled Stock Appreciation Rights	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2010	185,000	$59.61
Granted	—	—
Exercised	(9,500)	58.33
Forfeited	(13,000)	63.05
Expired	—	—
Outstanding at September 30, 2011	162,500	59.41	8.04	$2.8
Vested and expected to vest as of September 30, 2011	158,216	59.42	8.03	2.7
Exercisable at September 30, 2011	14,491	66.07	6.99	0.2
In September 2010, Ralcorp granted cash-settled SARs for the first time, including a total of 22,500 cash-settled SARs with an exercise price of $57.45 granted to certain Post employees. Upon exercise of each right, the holder of cash-settled SARs will receive cash equal in value to the difference between the exercise price and the fair market value at the date of exercise, less all applicable taxes. As of September 30, 2011, 2,000 had been forfeited and 1,500 (with a value of $.1) had vested and been exercised. For the 19,000 outstanding, none were exercisable, 17,893 were expected to vest, the remaining contractual term was 9.0 years, and the aggregate intrinsic value was $.4. Cash-settled SARs are liability-classified awards that must be remeasured at fair value at the end of each reporting period, and cumulative compensation cost recognized to date must be trued up each reporting period for changes in fair value prorated for the portion of the requisite service period rendered.
The fair value of each SAR was estimated on the date of grant using the Black-Scholes valuation model, which uses assumptions of expected life (term), expected stock price volatility, risk-free interest rate, and expected dividends. The expected term is estimated based on the award's vesting period and contractual term, along with historical exercise behavior on similar awards. Expected volatilities are based on historical volatility trends and other factors. The risk-free rate is the interpolated U.S. Treasury rate for a term equal to the expected term. The weighted average assumptions and fair values for SARs granted during fiscal 2010 and 2009 are summarized in the table below. Although no SAR's were granted to Post employees during the fiscal year ended September 30, 2011, the table also shows the assumptions used to remeasure the fair value of cash-settled SARs at that date.

	Year Ended September 30,
	2011	2010	2009
Expected term	5.0 years	6.0 years	6.0 years
Expected stock price volatility	30.0%	30.6%	30.0%
Risk-free interest rate	0.96%	2.22%	2.79%
Expected dividends	0%	0%	0%
Fair value (per right)	$30.27	$19.31	$22.25
Restricted Stock Awards
Ralcorp's restricted stock awards are nonvested shares of stock (or stock units) issued to awardees. The grant date market value of each award is recorded as a reduction of Ralcorp equity and amortized on a straight-line basis over the expected vesting period. The total fair value of restricted stock awards that vested during 2011, 2010 and 2009 was $.7, $.5 and zero, respectively. As of September 30, 2010 there were a total of 13,000 nonvested restricted stock awards with a grant date fair value of $55.59 per share. On August 4, 2011, these shares became fully vested.
Other Stock-Based Compensation Awards
On August 4, 2008, Ralcorp granted a restricted incentive award to twelve Post employees, two of which subsequently forfeited the award. Each employee's award called for a cash payment on August 4, 2011 equal to the value of 1,200 shares of Ralcorp stock on that day. The estimated fair value of the payout was accrued on a straight-line basis over the period from the grant date to the payout date. A similar award was granted to one employee on August 5, 2010 based on 5,000 shares and a payout date of August 5, 2013. Related expense recorded for the fiscal years 2011, 2010, and 2009 was $.6, $.2, and $.3, respectively.

Deferred Compensation
Post provides for a Deferred Compensation Plan for Key Employees through which eligible employees may elect to defer payment of all or a portion of their bonus until some later date. Deferrals may be made into Ralcorp common stock equivalents (Equity Option) or into a number of funds operated by The Vanguard Group Inc. with a variety of investment strategies and objectives (Vanguard Funds). Deferrals into the Equity Option are distributed in Ralcorp stock, while deferrals into the Vanguard Funds are distributed in cash. There are no significant costs related to this deferred compensation plan. Post funds its deferred compensation liability (potential cash distributions) by investing in the Vanguard Funds in the same amounts as selected by the participating employees. Both realized and unrealized gains and losses on these investments are included in "Selling, general and administrative expenses" and offset the related change in the deferred compensation liability.
Note 16 — Related Party Transactions
Under Ralcorp's centralized cash management system, cash requirements are provided directly by Ralcorp and cash generated by Post is generally remitted directly to Ralcorp. Transaction systems (e.g. payroll, employee benefits, and accounts payable) used to record and account for cash disbursements are generally provided by Ralcorp. Ralcorp also provides centralized demand planning, order management, billing, credit, and collection services to Post. Transaction systems (e.g. revenues, accounts receivable, and cash application) used to record and account for cash receipts are generally provided by centralized Ralcorp organizations. These Ralcorp systems are generally designed to track assets/liabilities and receipts/payments on a business specific basis.
Net revenues in the accompanying combined statements of operations represent net sales directly attributable to Post. Costs and expenses in the accompanying combined statements of operations represent direct and allocated costs and expenses related to Post. Costs for certain functions and services performed by centralized Ralcorp organizations have been allocated to Post based upon reasonable activity bases (generally volume, revenues, net assets, or a combination as compared to the total of Ralcorp and Post amounts) or other reasonable methods. The combined statements of operations include expense allocations for certain manufacturing, shipping, distribution and administration costs including information systems, procurement, accounting shared services, legal, tax, human resources, payroll, credit and accounts receivable, customer service, and cash management. For the years ended September 30, 2011, 2010, and 2009, total allocated costs were $21.5, $19.6, and $7.6, respectively, which are reported in "Selling, general and administrative expenses."
Certain cereal products of Post are produced in facilities owned by Ralcorp. In addition, Post produces certain products for sale to Ralcorp. The amounts related to these transactions have been included in the accompanying financial statements based upon transfer prices in effect at the time of the individual transactions which were consistent with prices of similar arm's-length transactions. Net sales related to those transactions totaled $10.5, $6.7, and zero in the years ended September 30, 2011, 2010, and 2009, respectively.
Ralcorp maintains all debt obligations on a consolidated basis to fund and manage operations. During the periods presented in these financial statements, Post had no direct debt obligations; however, Ralcorp has followed the policy of applying debt and related interest expense to the operations of Post based upon net debt assumed in the acquisition of Post from Kraft in August 2008 (see Note 12).
On September 29, 2011, Post Foods Canada Corp. issued a promissory note to Western Waffles Corp., an affiliate of Ralcorp, whereby Western Waffles Corp. became indebted to Post Foods Canada Corp. in the amount of $4.0 plus 4.0 Canadian dollars. The promissory note bears interest at the rate of 1% per annum and is payable on demand. At September 30, 2011, the total carrying value of the note receivable was $7.8.
 The combined balance sheets are presented assuming that all intercompany payables or receivables will be treated as adjustments to Ralcorp's investment except the "Receivable from Ralcorp" related to the sale of trade receivables (see Note 8) and the debt discussed above.
Transition and integration costs
Post incurred significant costs related to the August 2008 acquisition by Ralcorp. The costs include transitioning Post into Ralcorp operations, including decoupling the cereal assets of Post from those of other operations of Kraft (the former owner), developing stand-alone Post information systems, developing independent sales, logistics and purchasing functions for Post, and other significant integration undertakings. While a portion of those costs were capitalized, the expense portion was included in the statements of operations as follows:

	Year Ended September 30,
	2011	2010	2009
Cost of goods sold	$—	$1.3	$2.1
Selling, general and administrative expenses	—	6.4	29.5
	$—	$7.7	$31.6
Separation costs
During fiscal year 2011, Post incurred $2.8 of costs preparing for the separation from Ralcorp. The costs primarily consisted of legal and accounting fees, other outside service fees and employee severance and were included in the statement of operations as a component of selling, general and administrative expenses.
Derivative financial instruments and hedging
See Notes 2 and 10 for a discussion of Post's participation in Ralcorp's derivative financial instrument and hedging program.
Note 17 — Information About Geographic Areas and Major Customers
Products sold can be grouped into three primary categories of cereals: balanced, sweetened and unsweetened. Net sales by category are shown in the following table.

	Year Ended September 30,
	2011	2010	2009
Balanced	$560.4	$572.7	$609.0
Sweetened	249.2	240.2	266.6
Unsweetened	158.6	183.8	196.5
	$968.2	$996.7	$1,072.1
Post's external revenues were primarily generated by sales within the United States; foreign (primarily Canadian) sales were approximately 13% of total net sales. Sales are attributed to individual countries based on the address to which the product is shipped.
As of September 30, 2011, all of Post's long-lived assets were located in the United States except for property located in Canada with a net carrying value of approximately $54.2.
In the fiscal years ended September 30, 2011, 2010, and 2009, one customer accounted for $206.9, $209.4, and $223.9, respectively, or approximately 21% of total net sales.
Note 18 — Investment in Partnership
On February 1, 2010, Post Foods Canada Corp. received a noncash equity contribution from its parent company in the form of ownership interests in a Canadian partnership named RAH Canada Limited Partnership. The investment was recorded at $58.6 and reflects a 48.15% ownership in the partnership. Another Ralcorp entity holds the remainder of the ownership interests.
The earnings of the partnership are derived from interest on loans to the partners. See Note 12 for information about Post's note payable to the partnership.
Post accounts for its investment in the partnership using the equity method. The amount of Post's net investment that represents undistributed earnings from the partnership was $4.2 and $2.2 as of September 30, 2011 and 2010, respectively. The carrying value approximates the market value of Post's investment.

Note 19 — Condensed Financial Statements of Guarantors
On February 3, 2012, the Company issued senior notes (the "Notes") in an aggregate principal amount of $775.0 to Ralcorp pursuant to a contribution agreement in connection with the internal reorganization. The Notes were issued pursuant to an indenture dated as of February 3, 2012 among the Company, Post Foods, LLC, as guarantor, and Wells Fargo Bank, National Association, as trustee. Interest payments on the Notes are due semi-annually each February 15 and August 15, with the first interest payment due on August 15, 2012. The maturity date of the Notes is February 15, 2022.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries, the "Guarantors." Our foreign subsidiaries, the "Non-Guarantors," will not guarantee the notes. These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions).
Set forth below are the condensed combining financial statements presenting the results of operations, financial position and cash flows of the Parent Company (Post Holdings, Inc.), the Guarantors on a combined basis, the Non-Guarantors on a combined basis and eliminations necessary to arrive at the information for the Company as reported, on a combined basis. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among the Parent Company, the Guarantor and the Non-Guarantor subsidiaries. For periods prior to February 3, 2012, the Parent Company had no operations and therefore no financial information is presented for those periods.
POST CEREALS BUSINESS
 COMBINED STATEMENTS OF OPERATIONS (CONDENSED)

	Year Ended September 30, 2011 (as restated)
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)

Net Sales	$—	$921.2	$68.5	$(21.5)	$968.2
Cost of goods sold	—	482.8	55.3	(21.5)	516.6
Gross Profit	—	438.4	13.2	—	451.6

Selling, general and administrative expenses	—	223.8	15.7	—	239.5
Amortization of intangible assets	—	12.6	—	—	12.6
Impairment of goodwill and other intangible assets	—	566.5	—	—	566.5
Other operating expenses, net	—	1.5	0.1	—	1.6
Operating Loss	—	(366.0)	(2.6)	—	(368.6)

Intercompany interest expense	—	47.5	4.0	—	51.5
Other expense	—	13.1	(2.6)	—	10.5
Loss before Income Taxes	—	(426.6)	(4.0)	—	(430.6)
Income tax benefit	—	(5.3)	(1.0)	—	(6.3)
Net Loss	$—	$(421.3)	$(3.0)	$—	$(424.3)
Total Comprehensive Loss	$—	$(426.5)	$(2.0)	$—	$(428.5)

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF OPERATIONS (CONDENSED)

	Year Ended September 30, 2010
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)

Net Sales	$—	$958.9	$64.3	$(26.5)	$996.7
Cost of goods sold	—	522.4	57.8	(26.5)	553.7
Gross Profit	—	436.5	6.5	—	443.0

Selling, general and administrative expenses	—	215.3	3.5	—	218.8
Amortization of intangible assets	—	12.7	—	—	12.7
Impairment of goodwill and other intangible assets	—	19.4	—	—	19.4
Other operating expenses, net	—	1.3	—	—	1.3
Operating Profit	—	187.8	3.0	—	190.8

Intercompany interest expense	—	47.6	3.9	—	51.5
Other expense	—	—	(2.2)	—	(2.2)
Earnings before Income Taxes	—	140.2	1.3	—	141.5
Income tax provision	—	48.7	0.8	—	49.5
Net Earnings	$—	$91.5	$0.5	$—	$92.0
Total Comprehensive Income	$—	$88.1	$2.2	$—	$90.3

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF OPERATIONS (CONDENSED)

	Year Ended September 30, 2009
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)

Net Sales	$—	$1,020.3	$84.5	$(32.7)	$1,072.1
Cost of goods sold	—	537.4	66.1	(32.7)	570.8
Gross Profit	—	482.9	18.4	—	501.3

Selling, general and administrative expenses	—	253.1	19.6	—	272.7
Amortization of intangible assets	—	12.6	—	—	12.6
Other operating expenses, net	—	0.5	0.3	—	0.8
Operating Profit (Loss)	—	216.7	(1.5)	—	215.2

Intercompany interest expense	—	54.5	3.8	—	58.3
Earnings (Loss) before Income Taxes	—	162.2	(5.3)	—	156.9
Income tax provision (benefit)	—	57.4	(1.6)	—	55.8
Net Earnings (Loss)	$—	$104.8	$(3.7)	$—	$101.1
Total Comprehensive Income (Loss)	$—	$104.2	$(6.0)	$—	$98.2

POST CEREALS BUSINESS
COMBINED BALANCE SHEETS (CONDENSED)

	September 30, 2011 (as restated)
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$1.7	$—	$1.7
Receivable from Ralcorp	—	41.3	—	—	41.3
Receivables, net	—	1.3	8.8	—	10.1
Inventories	—	60.4	6.2	—	66.6
Deferred income taxes	—	3.6	0.2	—	3.8
Prepaid expenses and other current assets	—	3.2	0.8	—	4.0
Intercompany notes receivable	—	—	7.8	—	7.8
Total Current Assets	—	109.8	25.5	—	135.3

Property, net	—	357.9	54.2	—	412.1
Goodwill	—	1,359.9	6.3	—	1,366.2
Other intangible assets, net	—	748.6	—	—	748.6
Investment in partnership	—	—	60.2	—	60.2
Other assets	—	0.8	3.1	(3.1)	0.8
Total Assets	$—	$2,577.0	$149.3	$(3.1)	$2,723.2

LIABILITIES AND RALCORP EQUITY
Current Liabilities
Short-term intercompany debt	$—	$—	$68.0	$—	$68.0
Accounts payable	—	24.8	4.0	—	28.8
Other current liabilities	—	31.1	6.4	—	37.5
Total Current Liabilities	—	55.9	78.4	—	134.3

Long-term intercompany debt	—	664.5	52.0	—	716.5
Deferred income taxes	—	335.9	—	(3.1)	332.8
Other liabilities	—	96.8	8.1	—	104.9
Total Liabilities	—	1,153.1	138.5	(3.1)	1,288.5

Total Ralcorp Equity	—	1,423.9	10.8	—	1,434.7
Total Liabilities and Ralcorp Equity	$—	$2,577.0	$149.3	$(3.1)	$2,723.2

POST CEREALS BUSINESS
COMBINED BALANCE SHEETS (CONDENSED)

	September 30, 2010
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—	$4.8	$—	$4.8
Receivables, net	—	54.2	11.8	—	66.0
Inventories	—	64.1	6.3	—	70.4
Deferred income taxes	—	3.3	0.2	—	3.5
Prepaid expenses and other current assets	—	1.9	0.4	—	2.3
Total Current Assets	—	123.5	23.5	—	147.0

Property, net	—	386.4	59.5	—	445.9
Goodwill	—	1,787.7	6.4	—	1,794.1
Other intangible assets, net	—	899.9	—	—	899.9
Investment in partnership	—	—	60.8	—	60.8
Other assets	—	0.3	2.0	(2.0)	0.3
Total Assets	$—	$3,197.8	$152.2	$(2.0)	$3,348.0

LIABILITIES AND RALCORP EQUITY
Current Liabilities
Accounts payable	$—	$30.8	$5.3	$—	$36.1
Other current liabilities	—	31.9	6.2	—	38.1
Total Current Liabilities	—	62.7	11.5	—	74.2

Long-term intercompany debt	—	664.5	52.0	—	716.5
Deferred income taxes	—	406.9	—	(2.0)	404.9
Other liabilities	—	82.8	7.9	—	90.7
Total Liabilities	—	1,216.9	71.4	(2.0)	1,286.3

Total Ralcorp Equity	—	1,980.9	80.8	—	2,061.7
Total Liabilities and Ralcorp Equity	$—	$3,197.8	$152.2	$(2.0)	$3,348.0

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF CASH FLOWS (CONDENSED)

	Year Ended September 30, 2011 (as restated)
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
Net Cash Provided (Used) by Operating Activities	$—	$144.6	$(0.8)	$—	$143.8

Cash Flows from Investing Activities
Additions to property and intangible assets	—	(12.5)	(2.4)	—	(14.9)
Net Cash Used by Investing Activities	—	(12.5)	(2.4)	—	(14.9)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	—	(132.1)	(60.2)	—	(192.3)
Changes in intercompany debt	—	—	60.2	—	60.2
Net Cash Used by Financing Activities	—	(132.1)	—	—	(132.1)
Effect of Exchange Rate Changes on Cash	—	—	0.1	—	0.1

Net Decrease in Cash and Cash Equivalents	—	—	(3.1)	—	(3.1)
Cash and Cash Equivalents, Beginning of Year	—	—	4.8	—	4.8
Cash and Cash Equivalents, End of Year	$—	$—	$1.7	$—	$1.7

	Year Ended September 30, 2010
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
Net Cash Provided by Operating Activities	$—	$132.7	$2.9	$—	$135.6

Cash Flows from Investing Activities					—
Additions to property and intangible assets	—	(19.9)	(4.4)	—	(24.3)
Net Cash Used by Investing Activities	—	(19.9)	(4.4)	—	(24.3)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	—	(112.8)	0.4	—	(112.4)
Net Cash (Used) Provided by Financing Activities	—	(112.8)	0.4	—	(112.4)
Effect of Exchange Rate Changes on Cash	—	—	0.2	—	0.2

Net Decrease in Cash and Cash Equivalents	—	—	(0.9)	—	(0.9)
Cash and Cash Equivalents, Beginning of Year	—	—	5.7	—	5.7
Cash and Cash Equivalents, End of Year	$—	$—	$4.8	$—	$4.8

POST CEREALS BUSINESS
 COMBINED STATEMENTS OF CASH FLOWS (CONDENSED)

	Year Ended September 30, 2009
	Parent		Non-
	Company	Guarantors	Guarantors	Eliminations	Total
	(In millions)
Net Cash Provided by Operating Activities	$—	$207.4	$13.7	$—	$221.1

Cash Flows from Investing Activities
Additions to property and intangible assets	—	(25.5)	(11.2)	—	(36.7)
Proceeds from sale of property	—	(0.9)	0.9	—	—
Net Cash Used by Investing Activities	—	(26.4)	(10.3)	—	(36.7)

Cash Flows from Financing Activities
Change in net investment of Ralcorp	—	119.0	(2.3)	—	116.7
Changes in intercompany debt	—	(300.0)	—	—	(300.0)
Net Cash Used by Financing Activities	—	(181.0)	(2.3)	—	(183.3)
Effect of Exchange Rate Changes on Cash		—	1.4		1.4

Net Increase in Cash and Cash Equivalents	—	—	2.5	—	2.5
Cash and Cash Equivalents, Beginning of Year	—	—	3.2	—	3.2
Cash and Cash Equivalents, End of Year	$—	$—	$5.7	$—	$5.7

Note 20 — Subsequent Events
On February 3, 2012, Post completed its legal separation from Ralcorp via the Spin-Off. In the Spin-Off, Ralcorp shareholders of record on January 30, 2012, the record date for the distribution, received one share of Post common stock for every two shares of Ralcorp common stock held. In addition, Ralcorp retained approximately 6.8 million shares of Post common stock. On February 6, 2012, Post began regular trading on the New York Stock Exchange as an independent, public company.
Pursuant to the terms of the Separation Agreement with Ralcorp and Post Foods, LLC:

•
(i) Post borrowed $175.0 pursuant to term loan facilities, $125.0 of which was transferred to Ralcorp in the transactions described below; (ii) Ralcorp contributed all of the equity interest in Post Foods, LLC to Post in exchange for shares of Post's common stock, $70.0 of the proceeds from the term loan facilities and $775.0 aggregate principal amount of Post's 7.375% senior notes due 2022; and (iii) the Company used $55.0 of the remaining proceeds from the term loan facilities to acquire the portion of the Post cereals business operating in Canada from Post Foods Canada Corp., an indirect wholly-owned subsidiary of Ralcorp, through an asset purchase transaction;

•
all net intercompany debt and all intercompany receivables, payables, loans and other accounts between Post and its subsidiaries and Ralcorp and its subsidiaries, in existence immediately prior to the effective time were satisfied and/or settled; and

•	all intercompany agreements and all other arrangements and course of dealings in effect immediately prior to the distribution have been terminated or canceled, subject to certain exceptions.

On February 3, 2012, pursuant to the Separation Agreement, the Company, Ralcorp and certain of their respective subsidiaries entered into certain ancillary agreements, including (i) a Transition Services Agreement under which Ralcorp or certain of its subsidiaries will provide the Company with certain services for a limited time to help ensure an orderly transition following the distribution; (ii) an Employee Matters Agreement that sets forth agreements between the Company and Ralcorp as to certain employment, compensation and benefits matters; (iii) a Tax Allocation Agreement that governs rights and obligations after the Distribution with respect to matters regarding U.S. federal, state, local and foreign income taxes and other taxes, including tax liabilities and benefits, attributes, returns and contests; and (iv) a Shareholder's and Registration Rights Agreement that set forth the obligations of the Company to effect the registration under applicable securities laws of the approximately 6.8 million shares of Post common stock retained by Ralcorp.

In connection with the Spin-Off, Post issued $775.0 of 7.375% senior notes (the "Notes") due in 2022.

On February 3, 2012, the Company issued the Notes in an aggregate principal amount of $775.0 to Ralcorp pursuant to a contribution agreement in connection with the internal reorganization. The Notes were issued pursuant to an indenture dated as of February 3, 2012 among the Company, Post Foods, LLC, as guarantor, and Wells Fargo Bank, National Association, as trustee. Interest payments on the Notes are due semi-annually each February 15 and August 15, with the first interest payment due on August 15, 2012. The maturity date of the Notes is February 15, 2022.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our existing and future domestic subsidiaries (other than immaterial subsidiaries or receivables finance subsidiaries). As of February 3, 2012, our only domestic subsidiary (and therefore the only subsidiary guarantor) was Post Foods, LLC. Our foreign subsidiaries will not guarantee the notes. These guarantees are subject to release in limited circumstances (only upon the occurrence of certain customary conditions).

On October 25, 2012, the Company issued an additional $250 par value of its 7.375% senior notes due 2022 under the same indenture. These additional notes were issued at 106% of par value for total proceeds before expenses of $265.

Post also entered into a senior secured $350.0 credit facility (the "Credit Facility") in connection with the Spin-Off. The Credit Facility provides for (i) a revolving credit facility in a principal amount of $175.0, which was fully unfunded at the time of the Spin-Off, and (ii) a term loan facility in an aggregate principal amount of $175.0. Each of the revolving credit and term loan facilities must be repaid on or before February 3, 2017.

On September 28, 2012, the Company repurchased 1.75 million shares of its common stock, at a price of $30.50 per share for an aggregate purchase price of approximately $53.4 million. These shares are a portion of the Post shares that were retained by Ralcorp in connection with the Spin-Off, which Ralcorp disposed of in a debt-for-equity exchange.